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Assurant Announces Appointment of Robert W. Stein to Board of Directors

NEW YORK, Sept. 19, 2011 -- Assurant, Inc. (NYSE: AIZ), a premier provider of specialty insurance and insurance-related products and services, announces the appointment of Robert W. Stein, 62, to its Board of Directors. Stein will join the Assurant Board effective Oct. 1, 2011, following his retirement from Ernst & Young where he currently serves as Global Managing Partner, Actuarial Services.

“With more than 40 years of experience advising many of the world’s leading insurance companies on financial and operating matters, Bob Stein is one of the most seasoned and knowledgeable professionals in the insurance industry,” said Elaine D. Rosen, the chair of Assurant's Board. “Bob’s enterprise risk management acumen, deep insights and familiarity with our specialty strategy combine to bring great value to the Assurant Board of Directors and our shareholders.”

The Assurant Board also named Stein to its Audit Committee.

A resident of New York City, Stein is a graduate of Drake University. He is a Certified Public Accountant (CPA) and a Fellow of the Society of Actuaries (FSA). He also is a Trustee Emeritus of the Actuarial Foundation.

Assurant is a premier provider of specialized insurance products and related services in North America and select worldwide markets. Assurant, a Fortune 500 company and a member of the S&P 500, is traded on the New York Stock Exchange under the symbol AIZ. Assurant has approximately $27 billion in assets and $8 billion in annual revenue. www.assurant.com

Media Contacts	Investor Relations Contacts:
Shawn Kahle	Melissa Kivett	Brian D. Koppy
Vice President	Senior Vice President	Vice President
Corporate Communications	Investor Relations	Investor Relations
Phone: 212-859-7047	Phone: 212-859-7029	Phone: 212-859-7197
shawn.kahle@assurant.com	melissa.kivett@assurant.com	brian.koppy@assurant.com